Exhibit 99.1

CEVA, INC. TO DIVEST EQUITY IN GLONAV, INC. FOLLOWING GLONAV’S ACQUISITION
BY NXP SEMICONDUCTORS FOR $110 MILLION

SAN JOSE, Calif. – December 21, 2007 - CEVA, Inc. [(NASDAQ: CEVA); (LSE: CVA)], a leading licensor of silicon intellectual property (SIP) DSP cores and platform solutions for mobile, consumer electronics and storage applications, today announced that the Company will divest its ownership stake in GloNav Inc., a U.S.-based fabless global positioning systems (GPS) semiconductor company, following GloNav’s acquisition by NXP Semiconductors for an initial cash payment of $85 million, plus up to $25 million in cash contingent upon GloNav reaching certain revenue and product development milestones over the next two years. The deal is expected to close in the first quarter of 2008, subject to regulatory approvals.

GloNav was established and funded by Atlantic Bridge Venture (ABVEN), a Europe-based private equity firm, in 2006 through the divestment of CEVA’s GPS technology and product lines and merger with California-based RFDomus Inc. CEVA’s ownership in GloNav is 19.9% on a fully diluted basis.

The value of CEVA’s shareholding in GloNav, based on its ownership percentage and the acquisition purchase price, is approximately $17 million, over four times the recorded value of approximately $4 million for the GloNav investment in CEVA’s financial statements.

Gideon Wertheizer, CEO of CEVA, commented: “Today’s announcement that NXP Semiconductors is to acquire GloNav is great news for CEVA and in line with the Company’s strategy to focus on its strength as a leading Silicon Intellectual Property (SIP) provider for DSP cores, Multimedia, Bluetooth and SATA products.”

For More Information Contact:
Yaniv Arieli, CFO CEVA, Inc. Tel: +1.408.514.2941 Email: yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. Tel: +1.408.514.2976 Email: richard.kingston@ceva-dsp.com

About CEVA, Inc.
Headquartered in San Jose, Calif., CEVA is a leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for mobile, consumer electronics and storage applications. CEVA’s IP portfolio includes comprehensive solutions for multimedia, audio, voice over packet (VoP), Bluetooth,and Serial ATA (SATA), and a wide range of programmable DSP cores and subsystems with different price/performance metrics serving multiple markets. In 2006, CEVA’s IP was shipped in over 190 million devices. For more information, visit www.ceva-dsp.com.

About GloNav, Inc.
GloNav is a fabless semiconductor company developing global positioning system (GPS) and other satellite navigation technologies and products. The company has the longest heritage of GPS technology in the semiconductor industry — more than 20 years experience — and leverages this into the highest sensitivity, lowest power and fastest time-to-first-fix (TTFF) semiconductor solutions available for the wireless handset and mobile consumer electronics device markets. www.glonavgps.com

About NXP Semiconductors
NXP is a top 10 semiconductor company founded by Philips more than 50 years ago. Headquartered in Europe, the company has 37,000 employees working in more than 20 countries and posted sales of EUR 5 billion in 2006. NXP creates semiconductors, system solutions and software that deliver better sensory experiences in mobile phones, personal media players, TVs, set-top boxes, identification applications, cars and a wide range of other electronic devices. News from NXP is located at www.nxp.com.

About ABVEN
ABVEN, which has offices in Dublin and London, is one of the most experienced private technology investment funds in Europe, comprising a team of highly experienced technology sector leaders with a proven track record in acquisitions, exits and commitment to development of investee companies. It focuses on providing funding to companies with potential for significant impact on global markets. The team has particular expertise in providing growth equity for technology companies thereby helping them achieve global scale and profitability and driving these businesses towards successful exits either in the public markets or through trade sales. www.abven.com

Forward-Looking Statements
This press release contains forward-looking statements about the acquisition of GloNav Inc. by NXP Semiconductors that involve risks and uncertainties that if they materialize or prove incorrect, could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements about the successful completion of the acquisition and the terms and timetable for the acquisition. Actual results and developments relating to the acquisition could differ materially from those discussed in or implied by forward-looking statements for reasons outside of CEVA’s control. You should not place undue reliance on any forward-looking statements. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.